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Krista Sohm
(248) 435-7115
krista.sohm@meritor.com

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Carl Anderson
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carl.anderson@meritor.com

Meritor Announces Pricing of Unsecured Convertible
Senior Notes

TROY, Mich., (Sept. 20, 2017) – Meritor, Inc. (NYSE: MTOR) today announced the pricing on September 19, 2017 of $300 million aggregate principal amount of its 3.25% convertible senior notes due 2037 (the “notes”). The offering is being made to qualified institutional buyers in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Meritor also granted to the initial purchasers of the notes an option to purchase, within the 13-day period beginning on, and including, the date Meritor first issues the notes, up to an additional $25 million aggregate principal amount of the notes. The initial purchasers today exercised their option to purchase additional notes in full, bringing the total size of the offering to $325 million aggregate principal amount of notes.

The sale of the notes is expected to close on September 22, 2017, subject to customary closing conditions.

The notes will be senior, unsecured obligations of Meritor. The company will pay 3.25% cash interest on the principal amount of the notes semi-annually on April 15 and October 15 of each year, commencing April 15, 2018. The notes will mature on October 15, 2037, unless earlier redeemed, repurchased or converted. Meritor may redeem for cash all or from time to time any portion of the notes, at its option, on or after October 15, 2025, but prior to July 15, 2037, and holders of the notes have the right to require Meritor to repurchase for cash all or any portion of their notes on October 15, 2025, in each case, at a redemption or repurchase price, as applicable, equal to 100% of the aggregate principal amount of the notes to be redeemed or repurchased, as applicable, plus accrued and unpaid interest, if any.

Each of Meritor’s wholly owned subsidiaries from time to time guaranteeing Meritor’s senior secured credit facility (as it may be amended, extended, replaced or refinanced, or any subsequent credit facility) will guarantee the notes on a senior unsecured basis.

Holders of notes may convert their notes at their option at any time prior to the close of business on the business day immediately preceding July 15, 2037 (other than during the period from, and including, July 15, 2025, to the close of business on the business day immediately preceding October 15, 2025) only upon the occurrence of certain events and during certain periods. During the period from, and including, July 15, 2025, to the close of business on the business day immediately preceding October 15, 2025, and on or after July 15, 2037, until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time. Conversions of notes will be settled in cash up to the principal amount of the note surrendered for conversion. For the remainder of Meritor’s conversion obligation, if any, in excess of the principal amount, conversions will be settled in cash, shares of Meritor common stock or a combination of cash and common stock, at Meritor’s election, subject to certain limitations. The initial conversion rate, subject to adjustment, is 25.0474 shares of common stock per $1,000 principal amount of notes. This represents an initial conversion price of approximately $39.92 per share, which is approximately 60% above the arithmetic average of the U.S. composite volume weighted average price of Meritor's common stock on each of Monday, September 18, 2017, and Tuesday, September 19, 2017 (in each case, including the opening trade and excluding the closing trade on each such day), which was $24.9527 per share.

The company intends to use the net proceeds from the offering of the notes, together with cash on hand, to repurchase approximately $118.6 million principal amount of its 4.00% convertible senior notes due 2027 and approximately $116.7 million principal amount at maturity of its 7.875% convertible senior notes due 2026 from a limited number of holders in privately negotiated transactions and to pay premiums on such existing convertible notes repurchases.

The notes offered have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any offer or sale of the notes in any state in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This release contains forward-looking statements relating to the proposed private placement and Meritor’s intended use of proceeds from such private placement. Such statements are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “intends,” “expect,” “will,” and similar expressions. Actual results may differ materially from such forward-looking statements as a result of certain risks and uncertainties. The forward-looking statements in this release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Meritor

Meritor, Inc. is a leading global supplier of drivetrain, mobility, braking and aftermarket solutions for commercial vehicle and industrial markets. With more than a 100-year legacy of providing innovative products that offer superior performance, efficiency and reliability, the company serves commercial truck, trailer, off-highway, defense, specialty and aftermarket customers around the world. Meritor is based in Troy, Mich., United States, and is made up of approximately 8,000 diverse employees who apply their knowledge and skills in manufacturing facilities, engineering centers, joint ventures, distribution centers and global offices in 18 countries. Meritor common stock is traded on the New York Stock Exchange under the ticker symbol MTOR.

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